UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 27, 2006

HOUSERAISING, INC.

(Exact name of Registrant as specified in its charter)

North Carolina

(State of Other Jurisdiction of Incorporation)

000-50701

(Commission File Number)

56-2253025

(I.R.S. Employer Identification No.)

4801 East Independence Boulevard, Suite 201
Charlotte, North Carolina 28212

(Address of Principal Executive Offices, including ZIP Code)

704-532-2121

(Registrant’s telephone number, including area code)

This Current Report on Form 8-K is filed by HouseRaising, Inc., a North Carolina corporation (the “Registrant”), in connection with the matters described herein.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 27, 2006, the Registrant announced with profound sadness the death of Robert V. McLemore, its president and founder. Mr. McLemore passed away November 23. He was 63.

An innovator in the custom homebuilding industry, McLemore’s commitment to sharing the knowledge he gained from over forty years of custom home-building experience was the cornerstone of the company, HouseRaising, Inc., he founded in 1999. Bob invented a unique, patent-pending custom homebuilding process that he developed into a proprietary software system. This comprehensive homebuilding management software, known as System C, is used by HouseRaising today to assist custom homebuilders to be successful in an industry that spawns more business failures than successes.

Greg Wessling, CEO and chairman said, “Bob McLemore was a remarkable human being, who built a strong company and a strong management team. Under this team’s leadership, HouseRaising is now using System C to construct homes in the Carolinas as well as the Gulf Coast region and will continue to execute the company’s national growth strategy.”

“Most importantly, with 22 homes under construction today, the company’s business model and growth potential are demonstrated in the execution of our current business plans. Our executive management team is fully prepared to continue expanding the company’s operations,” he added.

By computerizing every step in the construction of a custom built home, McLemore created a blueprint for successful home construction and equally importantly founded a company that will survive him and perpetuate his legacy, Wessling observed.

Born January 23, 1943, in Mecklenburg County, NC, Robert Vernon McLemore belonged to the Philadelphia Presbyterian Church and grew up in Paw Creek Presbyterian Church. A graduate of West Mecklenburg High School, he served on the board of directors of American Commercial Bank, located in Monroe, NC, board of trustees of Providence Day School, located in Charlotte, NC, the board of the World Championship Morgan Horse Show and was the unpublished author of “In Greed's Way” and other works. During his career as a custom homebuilder, he built more than 2,000 homes in the Carolinas.

“On behalf of our Board of Directors and every member of the HouseRaising team, we extend our deepest sympathies to Bob’s family, and express our gratitude for all Bob has done for HouseRaising,” Wessling concluded.

A copy of the Press Release, dated November 27, 2006, is attached as Exhibit 99.1 hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPANY NAME CORPORATION

Date: November 27, 2006	By:	/s/ Gregory J. Wessling
Gregory J. Wessling
Chairman and CEO

Exhibit Index

Exhibit No.	Exhibit Description

99.1	Press Release dated November 27, 2006